Exhibit 10.44

February 22, 2021

Via Hand Delivery
Mr. David L. Landreth

Dear Mr. Landreth,

This Letter Agreement memorializes the terms under which, in connection with your agreement to remain employed by CVR Services, LLC (“Company”) through March 26, 2021 (your “Separation Date”) and to comply with other obligations as set forth herein, you would be eligible for certain compensation as outlined in this Letter Agreement including the Release Agreement, attached hereto as Exhibit A and incorporated herein, to which you would not otherwise be entitled.

1.Interim Obligations. You agree to remain employed through your Separation Date and to perform any and all services, including with respect to transition and related activities, reasonably requested by Company or any Released Parties (as defined in Exhibit A) in accordance with industry best practices, applicable law and all policies, standards, procedures and practices of Company (collectively, the “Interim Obligations”).

2.General Benefits. Your eligibility for and coverage under the Company’s employee benefit plans will end on the Separation Date. Following your Separation Date, you will be (a) entitled to receive any earned but unused Paid Time Off (less applicable withholdings and deductions) to which you would be entitled following your Separation Date under applicable policy of Company or any Released Parties (“Unused PTO”); (b) entitled to receive your base salary (less applicable withholdings and deductions) earned for periods on and preceding your Separation Date (“Earned Base Salary”); (c) immediately eligible for continued benefits, at your own expense, in accordance with COBRA (“COBRA Eligibility” and together with Unused PTO and Earned Base Salary, the “General Benefits”).

3.Separation Benefits. Provided you (a) agree to the terms of this Letter Agreement; (b) comply with and reasonably perform all Interim Obligations; (c) do not quit, resign, or get dismissed for Cause (as defined herein) prior to your Separation Date; (d) sign (no earlier than your Separation Date), return and do not rescind the Release Agreement, attached hereto as Exhibit A and incorporated herein; and (e) comply with all terms and conditions of such Release Agreement (including but not limited to the Confidentiality and Non-Disparagement provisions contained therein), you will also receive a lump sum payment (less applicable deductions and withholdings) in the amount of $450,000 (the “Separation Benefit”), payable on the date determined reasonably practicable by Company in its sole discretion following expiration of any applicable rescission periods relating to the Release Agreement.

4.No Other Benefits. You agree that you are entitled to no other benefits, compensation, payments, sums or amounts under (a) applicable law, (b) any policy, standard or procedure or similar arrangement of any Released Parties (including but not limited to the Severance Pay Plan), or (c) any agreement by and between you and any Released Parties (but not limited to any awards or agreements under any Long-Term Incentive Plan or similar plan of any Released Parties, and you voluntarily agree to waive any rights thereunder. While you will be entitled to the General Benefits regardless of whether you sign, return and do not rescind the Release Agreement, you will only be entitled to the Separation Payment unless you comply with all conditions set forth under Section 3(a) through 3(d) above.

Please note, in the event of a conflict between the terms of this Letter Agreement and the Release Agreement, the Release Agreement shall control. Should you have any questions regarding this Letter Agreement or the Release Agreement, please contact Alicia Skalnik.

                    Sincerely,

                    CVR SERVICES, LLC

                    /s/ Alicia Skalnik

                    Alicia Skalnik
                    Vice President – Human Resources

Agreed to this 22nd day of February, 2021

/s/ David L. Landreth
David L. Landreth

RELEASE AGREEMENT
This Release Agreement (the “Agreement”) is entered into between David L. Landreth (“Employee”) and CVR Services, LLC (“Company”) on the ___ day of __________, 2021.
1.Separation. Employee and the Company ended their employment relationship on March 26, 2021 (“Separation Date”). Effective on the Separation Date, Employee is no longer authorized to transact business or incur any expenses, obligations or liabilities on behalf of the Company. Employee acknowledges, represents and warrants that (a) Employee has reported to the Company any and all work-related injuries incurred during employment and has disclosed to the Company any information he has concerning any fraudulent or unlawful conduct involving the Released Parties; (b) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition or military service, and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (c) Employee has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations of law, rule, regulation or order on the part of the Company or any other Released Parties; (d) Employee does not have a claim of unlawful discrimination, harassment, sexual harassment, abuse, assault, or other criminal conduct or retaliation; and (e) upon receipt of a final paycheck, Employee has been paid and/or received all leave (paid or unpaid), all unused Paid Time Off to which Employee is entitled, compensation, wages, bonuses, severance or termination pay, commissions and/or benefits to which Employee may have been entitled and that no other remuneration or benefits are due to Employee, except as set forth in this Agreement.
2.Separation Benefits. In return for Employee’s release of claims and other promises in this Agreement, including the confidentiality and non-solicitation provisions contained in Section 10, the Company will provide Employee the following separation benefits, to which Employee agrees he is are not otherwise entitled: the total gross amount of $450,000, less applicable withholdings and deductions (“Separation Benefits”), to be paid as soon as administratively feasible after the Effective Date (as defined below). Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company.  The Company will apply standard tax and other applicable withholdings to payments made to Employee. Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled. The Company also will pay Employee base salary through the Separation Date and accrued and unused paid time off as of the Separation Date, if applicable under state law and Company policy, regardless of whether Employee signs this Agreement, in each case, subject to applicable tax and other applicable withholdings.
3.Release of Claims. In consideration of the separation benefits provided by the Company, Employee, for Employee personally and Employee’s representatives, heirs, executors, administrators, successors, assigns and anyone acting by, through, under or on behalf of Employee, fully, finally and forever releases, waives and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, controlling persons, stockholders (including Carl C. Icahn and his family members), directors, agents, representatives, carriers, attorneys, and employees (collectively, “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, or failure to accommodate; related to terms and conditions of employment; for compensation or benefits; and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), any amendments to the foregoing, or any other federal, state or local statute, rule, ordinance, or regulation, including, but not limited to (all as amended), Kansas Acts Against Discrimination, Kan. Stat, Ann. § 44-1001, et seq. and Kansas Age Discrimination in Employment Act, Kan. Stat. Ann. § 44-1111, et seq.; Illinois Human Rights Act, 775 Ill. Comp. Stat. Ann. 5/1-103, 5/2-101, 5/2-102, 5/2-103, 5/2-104, and 56 Ill Adm. Code 5210.110; Oklahoma Anti-Discrimination Act, including 25 Okla. Stat. §§ 1201 et seq., Okla. Admin Code § 335, Ch. 15, Subchapter 3, Chapters 21 and 451 of the Tex. Lab. Code, Florida Civil Rights Act, f/k/a Human Rights Act of 1977,Fla. Stat. § 760.01 et seq., Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07, Florida AIDS Act, Fla. Stat. § 760.50, Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076, Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq., Florida Public Whistle-Blower’s Act, Fla. Stat. § 112.3187 et seq., Florida Worker’s Compensation Retaliation Law, Fla. Stat. § 440.205, Florida Unpaid Wages Law, Fla. Stat. § 448.08; Florida Minimum Wage Act, Fla. Stat. §§ 448.109, 448.110, Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313; New York State Human Rights Law, New York Executive Law, New York Civil Rights Law, New York City Human Rights Law, New York City Local Civil Rights Restoration Act of 2005, New York City Administrative Code, New York Minimum Wage Act, New York City Earned Safe and Sick Time Act, New York Worker Adjustment Retraining and Notification Act, New York Labor Law, New York Wage Theft Prevention Act, the New York Paid Family Leave Law, the New York laws for jury duty, voting, bone marrow and blood donation, and military family leave, the New York Fair Credit Reporting Act and the retaliation provisions of the New York Workers’ Compensation law; and waivable rights under the state constitutions of all applicable states; as well as claims in equity or under common law for tort, breach of contract, wrongful discharge, defamation, emotional distress, and negligence.
Employee agrees and acknowledges that he has received valuable bargained for consideration in exchange for the terms of this Agreement, including but not limited to the Release, Confidentiality and Non-Disparagement provisions set forth herein.
4.Proprietary Information. Employee acknowledges access to and receipt of confidential business and proprietary information of or regarding the Company and its affiliates including, without limitation, trade secrets, customer and supplier lists and information, pricing, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property. Employee agrees not to make any such information known to any member of the public. Employee further agrees to return to the Company within five (5) business days from the Separation Date all confidential and proprietary information (including notes, documents and records related thereto) and all other Company property, such as office equipment, computers, cell phones, and security badges, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company.
5.Confidentiality and Non-Disparagement. The nature and terms of this Agreement are confidential and he has not been and shall not be disclosed by Employee at any time to any person other than Employee’s lawyer or accountant, a governmental agency, or Employee’s spouse or significant other, without the prior written consent of the General Counsel of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company, and provided, in each case, that Employee makes reasonable efforts to secure the confidential treatment of such information in connection therewith. Employee further agrees not to solicit or initiate any demand by others not party hereto for any disclosure of the terms and conditions of this or any similar agreement. Employee also agrees to keep confidential and not to publish, post, communicate, use or disclose any confidential or personal information, or to (directly or indirectly) write or contribute to any book, film, broadcast, article, blog or other publication of any kind, about, of or concerning, in whole or in part, any Released Parties (including Carl C. Icahn and his family members), in each case, except to the extent compelled by the non-appealable order of a court or other body having jurisdiction. Employee agrees not to make statements to clients, customers, suppliers or others regarding any Released Parties that are in any way disparaging or negative towards the Released Parties (including Carl C. Icahn and his family) or their businesses, products or services, or encourage others to do so. Nothing in this Agreement is intended to or will be used in any way to limit Employee’s rights to make truthful statements or disclosures about his employment to any governmental agency or in any sworn testimony. Employee agrees that the requirements and obligations in this Section 5 serve the mutual interests of both Employee and Released Parties in ensuring an amicable separation between the parties. Employee further agrees that it is his preference, and in the mutual interest of both Employee and the Released Parties that this Agreement and any claims Employee may have otherwise raised, but that are now released by this Agreement, remain confidential.
Notwithstanding the confidentiality and non-disclosure obligations in this Agreement and otherwise, Employee understands that nothing in this agreement prohibits him from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee is not required to notify the Company that he will make or has made such reports or disclosures. Non-Compliance with the disclosure provisions of this Agreement shall not subject Employee to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing Employee in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Employee does not disclose the trade secret, except pursuant to court order.
6.Cooperation. Employee agrees to cooperate with the Released Parties regarding matters within the knowledge or responsibility of Employee. Without limiting the foregoing, Employee agrees to (a) meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except to the extent such notice is prohibited by law. The Company will reimburse Employee for his actual and reasonable expenses incurred in connection with such cooperation.
7.Non-Admission. This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of any liability, wrongdoing, or unlawful discrimination.
8.No Future Association. Employee waives his right to any future association, employment, contractual relationship, or any other relationship of any kind with any Released Party and agrees not to apply to any Released Party for employment or a contractual relationship.
9.Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Employee to consult with an attorney prior to signing this Agreement. Employee has 21 days to consider whether to sign this Agreement from the date Employee receives this Agreement and any attached information (the “Consideration Period”), which Employee can waive by signing and returning this Agreement to Company’s Vice President – Human Resources (“HR”) within the Consideration Period, but not before the Separation Date. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven days from the date the Employee signs and returns to the Company this Agreement (the “Revocation Period”) to revoke this Agreement by delivering a written notice of revocation to the Company’s Vice President – HR either by email or by certified or registered mail to 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. If the Revocation Period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period, provided Employee does not revoke this Agreement (the “Effective Date”). Employee and the Company agree that any changes proposed and/or made by either party to the Agreement, whether material or immaterial, do not restart the running of the Consideration

Period or the Revocation Period. In exchange for waiving any rights or claims, including rights or claims under the ADEA, Title VII, the ADA, and the IHRA, Employee has received valid and sufficient consideration pursuant to this Agreement, and such consideration is in addition to anything of value to which he was already entitled.
10.Non-Solicitation. In order to protect Released Parties’ confidential information and key relationships, Employee agrees that for a period of one year following the Effective Date, Employee will not directly or indirectly, in any capacity, and will not induce, encourage, or assist any other individual or entity, directly or indirectly, in any capacity, to or from: (a) hiring or engaging in any capacity any individual who is or was within the last twelve months an employee of any Released Parties of whom Employee gained knowledge through his employment, or solicit or seek to persuade any such individual to discontinue their employment with the Released Parties; (b) solicit or encourage any customer of or contractor providing any services to any Released Parties, with whom Employee had material contact or about whom he has had access to confidential information during the last two years of his employment, to terminate or diminish its relationship with the Released Parties; or (c) seek to persuade any current, former (within the last twelve months) or prospective customer of the Released Parties to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with any Released Parties; or (d) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction about which Employee gained knowledge through his employment with the Company or its affiliates. For purposes of this Section 10, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.1 Nothing herein is intended or to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Released Parties’ employees.
11.Special Remedies. Each of Employee’s obligations under Section 10 of this Agreement shall be considered a separate and severable obligation. If a court or arbitrator determines that a restriction in this Agreement cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of activity), the parties agree that the court or arbitrator shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law. If, despite the foregoing, any provision in Section 10 is determined to be void or unenforceable, in whole or in part, then the other provisions of this Agreement will remain in full force and effect. The Parties agree that the Company will suffer irreparable harm, in addition to any damages that can be quantified, by a breach of this Agreement by Employee. Accordingly, in the event of such a breach or a threatened breach, the Released Parties will be entitled to all remedies that may be awarded by a court of competent jurisdiction or arbitrator.
12.Applicable Law and General Provisions. This Agreement shall be interpreted under the law of the state in which Employee worked for the Company. Any unresolved dispute arising out of this Agreement and the general release contained herein shall be litigated
1 If Oklahoma law is deemed to apply, then the following applies to Employee: (i) Sections 10 (b) and (c) are rewritten and replaced with the following: “solicit the established customers of the Company for the purpose of doing any business that would compete with the Company’s business”; and (ii) Section 10 (d) shall not apply.

exclusively in any court of competent jurisdiction sitting in Houston, Texas, provided that the Released Parties may elect to pursue, without having to post any bond in connection therewith, a court action to seek injunctive relief in any court of competent jurisdiction to enforce any of its rights hereunder, including, without limitation, to terminate the violation of any of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks as well as the restrictions in Section 10. Each party shall pay its own costs and fees in connection with any dispute or litigation hereunder.
13.General Provisions. Employee is not relying on any other agreements or oral representations not addressed in this Agreement. This Agreement sets forth the entire agreement between the parties, and any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except Employee’s obligations under previously signed agreements or applicable policies related to business ideas, insider trading, confidentiality and unfair competition remain intact. The provisions of this Agreement are severable, and if any part of this Agreement except the release of claims is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective, and such provision shall be narrowed as minimally as necessary to make it enforceable and shall then be enforceable in its narrowed form. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be in an original, but all of which shall constitute one and the same instrument, and facsimile or PDF pages containing the parties’ signatures shall have the same effect as the originals.
14.Protected Rights. By signing this letter agreement, Employee is not waiving his right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC). Nevertheless, as set forth in paragraph 3 above, Employee acknowledges that he cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any such charge or any action commenced by a government agency or third party with respect to claims waived in paragraph 3.
In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date:____________	CVR Services, LLC By: Alicia Skalnik Its: Vice President - HR 2277 Plaza Drive, Suite 500	_______________________________ Signature

    By signing this letter agreement, Employee agrees that he: (i) has carefully read this letter agreement in its entirety; (ii) is signing it voluntarily of his own free will; (iii) has had at least 21 days within which to consider its terms; (iv) is hereby advised by the Company to consult with an attorney of his choosing in connection with his decision whether to accept this letter agreement, (v) fully understands the significance of all of the terms and conditions of this letter agreement and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so; and (vi) will abide by all of the terms and conditions contained herein.

Date:____________ Not valid if signed before Separation Date	__________________________ David L. Landreth	______________________________ Signature